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EXHIBIT 99

News Release

Date: September 28, 2001 Contact: James G. Stathos Title: Executive Vice President and Chief Financial Officer	Phone Number: 805/473-6803 NASDAQ Symbol: MDST Web site: www.midstatebank.com

Merger Between Mid-State Bank & Trust and American Commercial Bank Completed

    VENTURA, CA—Officials from Mid-State Bancshares (NASDAQ:MDST) and Americorp signed documents on Friday to officially complete the merger between the two bank holding companies. Americorp and its subsidiary American Commercial Bank will merge into Mid-State Bancshares and its subsidiary Mid-State Bank & Trust.

    The merger will give Mid-State Bank & Trust five new offices in Ventura County—one in Camarillo, one in Oxnard, and three in Ventura—for a total of 39 serving Ventura, Santa Barbara, and San Luis Obispo Counties. Mid-State Bank & Trust's Oxnard office at 300 Esplanade Drive will consolidate with American Commercial Bank's office in the same building. Mid-State Bank & Trust also has an office in the Northside Plaza in Oxnard at 121 E. Gonzales Road.

    "American Commercial Bank has served this area well for 27 years and it is important to us that we maintain that level of local service," said James W. Lokey, Mid-State's Bank & Trust's president and chief executive officer. "Lending decisions will continue to be made locally and money deposited in our bank will be invested back into the community through loans to local residents and businesses."

    "Mid-State Bank & Trust's philosophy is 'Partners in Your Community' and we intend to live up to it in the new communities we serve here in Ventura County," said Lokey. "We give our employees time off to participate in chambers of commerce, service clubs, and charitable organizations. Through the Mid-State Bank Foundation, we give thousands of dollars a year to help youth, education, the arts, and other charitable organizations."

    The merger provides American Commercial Bank customers access to many new products and services, including Internet banking, trust services, investment management, and business equipment leasing. In addition, Mid-State Bank & Trust can provide larger commercial loans to business customers.

    "One of the things that made this merger so attractive to both entities is that we have similar philosophy of providing premium, friendly service," said Lokey. "We have retained all of ACB's front line staff, so customers will continue to be served by the same friendly professionals they always have."

    The merger gives Mid-State Bank & Trust a total of $1.8 billion in assets and gives the bank the fourth largest deposit market share among banks in Ventura County.

    The $63.7 million deal was approved by Americorp shareholders at their annual meeting on September 11, 2001. For each share of Americorp stock, shareholders will receive 1.7985 shares of Mid-State Bancshares stock, or $28.75 cash, or a combination of both. Former Americorp chairman and U.S. Congressman Robert J. Lagomarsino will join the board of directors of Mid-State Bancshares.

    For 40 years, Mid-State Bank & Trust has provided its customers with a friendly, home-based, community-oriented bank. With assets of $1.8 billion and 39 office locations, Mid-State Bank & Trust serves almost 115,000 Central Coast households and employs 850 Ventura, Santa Barbara, and San Luis Obispo County residents. Mid-State Bank & Trust...Partners in Your Community Since 1961.

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Merger Between Mid-State Bank & Trust and American Commercial Bank Completed